433	Exhibit 3

Exhibit 3

Description of share capital and articles of association of Aegon N.V.

As of December 31, 2019, Aegon N.V. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. References herein to “we,” “us,” “our,” “Aegon” and the “Company” refer to Aegon N.V. and not to any of its subsidiaries. The following is a summary of the terms of Aegon N.V.’s share capital, including brief descriptions of provisions contained in Aegon N.V.’s articles of association, as last amended on May 29, 2013. These summaries and descriptions do not purport to be complete statements of these provisions and are qualified by reference to our articles of association, which has been publicly filed with the Securities and Exchange Commission.

Share Capital

The total authorized share capital of Aegon N.V. consists of 6,000,000,000 common shares, par value EUR 0.12 per share, and 3,000,000,000 common shares B, par value EUR 0.12 per share.

All of our common shares and common shares B are fully paid and not subject to calls for additional payments of any kind. All of our common shares are registered shares. Holders of shares of New York registry (the “New York Shares”) hold their common shares in registered form issued by our New York transfer agent on our behalf. New York Shares and shares of Netherlands registry are exchangeable on a one-to-one basis and are entitled to the same rights except that cash dividends on shares of New York registry are usually paid in US dollars.

Dividends

Under Dutch law and Aegon N.V.’s articles of association, holders of Aegon N.V. common shares and common shares B are entitled to dividends paid out of the profits remaining, if any, after the creation of a reserve account. If any dividend is being declared, holders of common shares B are entitled to one-fortieth (1/40) of the dividends paid on common shares. The Aegon N.V. Executive Board may determine the dividend payment date and the dividend record date for the common shares and the common shares B. The Aegon N.V. Executive Board, with the approval of the Aegon N.V. Supervisory Board, may also determine the currency or currencies in which the dividends will be paid. Aegon N.V. may make one or more interim distributions to the holders of common shares and/or common shares B to the extent the level of the capital of Aegon N.V. allows.

If and when Aegon N.V. has paid any dividends in the past, it has traditionally paid interim dividends (usually in September) after the release of its six-month results and final dividends (usually in June) upon adoption of the annual accounts at the annual General Meeting of Shareholders.

In its capital planning and policy, Aegon N.V. aims to pay out a sustainable dividend to allow equity investors to share in its performance, which can grow over time if its performance so allows. Aegon N.V’s plans for returning capital to shareholders are based on its actual and expected capital position within the capital management zones, the expected levels of capital generation and the expected allocation of capital to invest in Aegon N.V.’s strategy, in new business, and in the quality of its balance sheet.

After investment in new business to generate organic growth, the expected capital generation in Aegon N.V.’s operating subsidiaries is expected to be made available for distribution to the holding company, while maintaining a capital and liquidity position in the operating subsidiaries in line with Aegon N.V.’s capital management and liquidity risk policies in addition to adhering to local regulatory and statutory requirements and restrictions.

Aegon N.V. uses the cash flows from its operating subsidiaries to pay unallocated holding expenses, including funding costs. The remaining cash flow is available to execute its strategy and to fund dividends on its shares, subject to maintaining the holding company targeted capital and liquidity in line with its capital management and liquidity risk policies. Depending on circumstances, future prospects and other considerations, the Aegon N.V. Executive Board may elect to deviate from the aforementioned capital and liquidity measures. The Aegon N.V. Executive Board will also take capital position, financial flexibility, leverage ratios and strategic considerations into account when declaring or proposing dividends on its shares.

While Aegon N.V. uses dividends as the primary means to distribute capital to Aegon’s shareholders, share buy-back programs are also recognized as an appropriate means to return capital.

Aegon Annual Report on Form 20-F 2019

434	Exhibit 3

Under normal circumstances, Aegon N.V. would expect to propose a final dividend at the annual General Meeting of Shareholders for approval and to declare an interim dividend when announcing its second quarter results. Dividends would normally be paid in cash or stock at the election of the shareholder. The relative value of cash and stock dividends may vary. The number of shares distributed as stock dividend may be repurchased in the market in order to undo the dilution caused by the distribution of dividend in stock. Depending on circumstances, future prospects and other considerations, the Aegon N.V. Executive Board may choose to deviate from this approach.

When planning and determining whether to declare or propose a dividend, the Aegon N.V. Executive Board has to balance prudence with offering an attractive return to shareholders. This is particularly important during adverse economic and/or financial market conditions. Furthermore, Aegon N.V.’s operating subsidiaries are subject to local insurance regulations that could restrict dividends to be paid to it. There is no requirement or assurance that Aegon N.V. will declare and pay any dividends.

With limited exceptions, holders of common shares historically have been permitted to elect to receive dividends, if any, in cash or in common shares. For dividends, the value of the stock alternative may differ slightly from the value of the cash option. Aegon N.V. pays cash dividends on shares of New York registry in US dollars through Citibank, N.A., its NYSE paying agent, based on the foreign exchange reference rate (WM/Reuters closing spot exchange rate fixed at 5.00 pm Central European Summer Time (CEST)) on the US ex-dividend day.

Voting Rights and Appointment of Aegon N.V. Supervisory and Aegon N.V. Executive Boards

General Meeting of Shareholders. All holders of Aegon N.V. common shares and common shares B are entitled to attend personally or by proxy any general meeting of shareholders upon compliance with the procedures described below. As a matter of Dutch corporate law, the shares of both classes offer equal full voting rights, as they have equal nominal values (EUR 0.12). A holder of Aegon N.V. common shares is entitled to one vote for each share held by such holder and represented at the meeting.

The Voting Rights Agreement between Aegon N.V. and Vereniging AEGON provides that under normal circumstances, i.e. except in the event of a “special cause”, Vereniging AEGON will not be able to exercise more votes than is proportionate to the financial rights represented by its shares. This means that in the absence of a “special cause” Vereniging AEGON has agreed to cast one vote for every common share it holds and one vote for every 40 common shares B it holds. A “special cause” includes the acquisition of a 15% or more interest in Aegon N.V., a tender offer for Aegon N.V. shares or a proposed business combination by any person or group of persons whether individually or as a group, other than in a transaction approved by the Aegon N.V. Executive Board and the Aegon N.V. Supervisory Board. If, in its sole discretion, Vereniging AEGON determines that a “special cause” exists, Vereniging AEGON will notify the general meeting of shareholders and retain its right to exercise the full voting power of one vote per common share B for a limited period of six months.

A general meeting of shareholders is required to be held not later than June 30 of each year. General meetings of shareholders are called by the Aegon N.V. Supervisory Board or the Aegon N.V. Executive Board and are required to be held in Amsterdam, The Hague, Haarlemmermeer (including Schiphol Airport), Leidschendam, Rijswijk (ZH), Rotterdam or Voorburg, at the choice of the corporate body that calls the meeting. Section 2:119 of the Dutch Civil Code states that the record date of a public limited liability company such as Aegon N.V. is 28 days before the date of the general meeting of shareholders. This record date determines which persons are deemed to be shareholders for the purpose of attending and exercising voting rights at a general meeting of shareholders. Such record date and the manner in which shareholders can register and exercise their rights will be set out in the notice of the meeting which will be published 42 days before the general meeting, as laid down in Section 2:115 of the Dutch Civil Code. Resolutions are adopted at general meetings by an absolute majority of the valid votes cast unless a larger majority is explicitly provided by law or by Aegon N.V.’s articles of association.

Aegon N.V. may not vote shares held by it or its subsidiaries.

Major Shareholders of Aegon N.V. As of December 31, 2019, Vereniging AEGON held approximately 14.1% of the common shares and 100% of the common shares B of Aegon N.V. These holdings give Vereniging AEGON approximately 14.8% of Aegon N.V.’s voting shares. In the event of a “special cause,” as described above, Vereniging AEGON’s voting rights will increase to approximately 32.6% for up to six months per “special cause.” Vereniging AEGON is a membership association under Dutch law. One of the principal characteristics of a membership association is that it has no share capital. The objective of Vereniging AEGON is the balanced representation of the interests of Aegon N.V. and all of its stockholders, Aegon Group companies, insured parties, employees and other constituencies of the Aegon Group. The table below shows the ownership percentage of Vereniging AEGON as of December 31, 2019.

Aegon Annual Report on Form 20-F 2019

435	Exhibit 3

Title of class	Number owned	Percent of class
Common shares	288,702,769	14.1%
Common shares B	559,712,240	100%

Vereniging AEGON has two administrative bodies: the General Meeting of Members and the Executive Committee. The General Meeting of Members currently consists of 18 individuals who were elected as members of Vereniging AEGON. The majority of the voting rights is with the 16 members not being employees or former employees of Aegon N.V. or one of the Aegon Group companies, nor current or former members of the Aegon N.V. Supervisory Board or the Aegon N.V. Executive Board. Those members represent a broad cross-section of Dutch society, and are called elected members. The other two members are both elected by the General Meeting of Members of Vereniging AEGON from among the members of the Aegon N.V. Executive Board.

The Executive Committee of Vereniging AEGON consists of eight members. Six of those members, including the chairman and vice-chairman, are not nor have ever been, related to Aegon N.V. The other two members are also members of the Aegon N.V. Executive Board. Resolutions of the Executive Committee, other than with regard to amendment of the articles of association of Vereniging AEGON, require an absolute majority of votes. When a vote in the Executive Committee results in a tie, the General Meeting of Members has the deciding vote. Amendments of the articles of association of Vereniging AEGON require an unanimous proposal from the Executive Committee of Vereniging AEGON (including consent of the two representatives of Aegon N.V.). In case the amendment concerns the number or the authority of the two members of the Vereniging AEGON/the Executive Committee of the Vereniging AEGON who are also members of the Executive Board of Aegon N.V., separate approval of Aegon N.V. is required. These special requirements do not apply in the event of a hostile change of control at the general meeting of shareholders of Aegon N.V., in which event Vereniging AEGON may amend its articles of association without the cooperation of the two members of the Aegon N.V. Executive Board.

Appointment of the Aegon N.V. Supervisory Board and the Aegon N.V. Executive Board. Aegon N.V. has a two-tier management system consisting of an executive board and a supervisory board. Members of the Aegon N.V. Supervisory Board are nominated by the Aegon N.V. Supervisory Board and are appointed by the general meeting of shareholders. The number of members of the Aegon N.V. Supervisory Board is determined from time to time by the Aegon N.V. Supervisory Board but may not consist of less than seven members. Members of the Aegon N.V. Executive Board are nominated by the Aegon N.V. Supervisory Board and are appointed by the general meeting of shareholders. The general meeting of shareholders may cancel the binding nature of these nominations with a majority of two-thirds of votes cast, representing at least one half of Aegon N.V.’s issued capital. The general meeting of shareholders may, in addition, bring forward a resolution to appoint someone not nominated by the Aegon N.V. Supervisory Board, such resolution also requires a two-thirds majority of votes cast, representing at least one half of Aegon N.V.’s issued capital.

Shareholder Proposals. Shareholders who, alone or jointly, represent at least one percent (1%) of the issued capital or a block of shares, alone or jointly, worth at least one hundred million euro (EUR 100,000,000) according to the Official Price List of NYSE Euronext Amsterdam (or any publication taking its place), shall have the right to request of the Aegon N.V. Executive Board or the Aegon N.V. Supervisory Board that items be placed on the agenda of the general meeting of shareholders. These requests shall be honored by the Aegon N.V. Executive Board or the Aegon N.V. Supervisory Board under the conditions that (a) important Aegon interests do not dictate otherwise; and (b) the request is received by the chairman of the Aegon N.V. Executive Board or the chairman of the Aegon N.V. Supervisory Board in writing at least sixty (60) days before the date of the general meeting of shareholders.

Amendment of Articles. The articles of association of Aegon N.V. may be amended at any general meeting of shareholders by an absolute majority of the votes cast. Any such amendment must have been proposed by the Aegon N.V. Executive Board which proposal must have been approved by the Aegon N.V. Supervisory Board.

Annual Accounts. The general meeting of the shareholders adopts annually Aegon N.V.’s annual accounts with respect to the previous calendar year.

Liquidation Rights

In the event of the liquidation of Aegon N.V., the general meeting of shareholders determines the remuneration of the liquidators and of the members of the Aegon N.V. Supervisory Board. The Aegon N.V. Executive Board is responsible for effecting the liquidation, which is to be overseen by the Aegon N.V. Supervisory Board. The assets remaining after payment of all debts, liquidation expenses and taxes are to be distributed to the holders of common shares and common shares B on a pari passu basis, with distributions on a common share B being 1/40th of the distribution on a common share.

Issuance of Additional Rights

Shares of Aegon N.V.’s authorized but unissued capital stock may be issued at such times and on such conditions as may be determined at a general meeting of shareholders or by the Aegon N.V. Executive Board if authorized by the shareholders.

Aegon Annual Report on Form 20-F 2019

436	Exhibit 3

At the general meeting of shareholders of Aegon N.V. held on May 17, 2019, the Aegon N.V. Executive Board was designated, for a period of eighteen months effective May 17, 2019, by a resolution approved by the shareholders, as the company body which shall, subject to approval of the Aegon N.V. Supervisory board, be authorized to resolve to issue common shares in Aegon N.V. and to grant rights to acquire common shares up to ten percent (10%) of the Capital; and in connection herewith to restrict or exclude the preemptive rights of the existing shareholders. This authorization can be used for all purposes and may only be withdrawn by the General Meeting of Shareholders on proposal of the Executive Board which has been approved by the Supervisory Board. The term “Capital” in this authorization means the total par value of all issued common shares at the time the respective authorization is used for the first time.

At the general meeting of shareholders of Aegon N.V. held on May 17, 2019, the Aegon N.V. Executive Board was designated, for a period of eighteen months effective May 17, 2019, by a resolution approved by the shareholders, as the company body which shall, subject to approval of the Aegon N.V. Supervisory board, be authorized to resolve to issue common shares in Aegon N.V. and to grant rights to acquire common shares in Aegon N.V. up to twenty five percent (25%) of the Capital in connection with a rights issue, being a share offering to holders of common shares in Aegon N.V. in proportion to their existing holdings of common shares in Aegon N.V., in line with market practice; and in connection herewith, to resolve to restrict or to exclude statutory pre-emptive rights of the existing shareholders of common shares so as to make such restrictions or exclusions or other arrangements as may be deemed necessary or expedient in the context of rights issues, provided that this authority may only be used if it is necessary in the opinion of the Executive Board and Supervisory Board, for safeguarding or conserving the capital position of Aegon N.V. This authorization may only be withdrawn by the General Meeting of Shareholders on proposal of the Executive Board which has been approved by the Supervisory Board. The term “Capital” in this authorization means the total par value of all issued common shares at the time the respective authorization is used for the first time.

Preemptive Rights

Save for statutory exemptions, the holders of Aegon N.V. shares have preemptive rights on a pro rata basis to purchase the number of Aegon N.V. shares to be issued.

Preemptive rights in respect of Aegon N.V. shares may be restricted or excluded by a resolution passed by the general meeting of shareholders. In the notice of the meeting, the reasons for the proposal to restrict or exclude the preemptive rights in respect of Aegon N.V. shares and the intended issue price must be explained in writing. Preemptive rights may also be restricted or excluded by the Aegon N.V. Executive Board if a resolution is passed by the general meeting of shareholders which confers such power on the Aegon N.V. Executive Board for a maximum of five years. This power may from time to time be extended, but never for a period longer than five years. A resolution of the general meeting that restricts or excludes preemptive rights or that confers this power to the Aegon N.V. Executive Board can only be adopted at the proposal of the Aegon N.V. Executive Board which is approved by the Aegon N.V. Supervisory Board. A resolution of the general meeting to restrict or exclude the preemptive rights or to confer this power to the Aegon N.V. Executive Board shall require a majority of not less than two thirds of the votes cast if less than one half of Aegon N.V.’s issued capital is represented at the meeting. If Aegon N.V. makes a rights offering to the holders of Aegon N.V. shares, the rights of holders of Aegon N.V.’s New York Shares to exercise the rights so offered is subject to a restriction which permits Aegon N.V. to sell such rights in a manner to be determined by the Aegon N.V. Executive Board and to remit the cash proceeds of such sale to such holders if the additional Aegon N.V. common shares are not registered under the Securities Act of 1933, as amended.

At the general meeting of shareholders of Aegon N.V. held on May 17, 2019, the Aegon N.V. Executive Board was designated, for a period of eighteen months effective May 17, 2019, by a resolution approved by the shareholders, as the company body which shall, subject to approval of the Aegon N.V. Supervisory board, be authorized to resolve to issue common shares in Aegon N.V. and to grant rights to acquire common shares up to ten percent (10%) of the Capital; and in connection herewith to restrict or exclude the preemptive rights of the existing shareholders. This authorization can be used for all purposes and may only be withdrawn by the General Meeting of Shareholders on proposal of the Executive Board which has been approved by the Supervisory Board. The term “Capital” in this authorization means the total par value of all issued common shares at the time the respective authorization is used for the first time.

At the general meeting of shareholders of Aegon N.V. held on May 17, 2019, the Aegon N.V. Executive Board was designated, for a period of eighteen months effective May 17, 2019, by a resolution approved by the shareholders, as the company body which shall, subject to approval of the Aegon N.V. Supervisory board, be authorized to resolve issue common shares in Aegon N.V. and grant rights to acquire common shares in Aegon N.V. up to twenty five percent (25%) of the Capital in connection with a rights issue, being a share offering to holders of common shares in Aegon N.V. in proportion to their existing holdings of common shares in Aegon N.V., in line with market practice; and in connection herewith, to resolve to restrict or exclude statutory pre-emptive rights of the existing shareholders of common shares so as to make such restrictions or exclusions or other arrangements as may be deemed necessary or expedient

Aegon Annual Report on Form 20-F 2019

437	Exhibit 3

in the context of rights issues, provided that this authority may only be used if it is necessary in the opinion of the Executive Board and Supervisory Board, for safeguarding or conserving the capital position of Aegon N.V. This authorization may only be withdrawn by the General Meeting of Shareholders on proposal of the Executive Board which has been approved by the Supervisory Board. The term “Capital” in this authorization means the total par value of all issued common shares at the time the respective authorization is used for the first time.

Repurchase by Aegon N.V. of its Own Shares

Subject to certain restrictions contained in the laws of the Netherlands and Aegon N.V.’s articles of association, the Aegon N.V. Executive Board may cause Aegon N.V. to purchase its own fully-paid shares, provided that the total number of Aegon N.V. shares so repurchased, together with shares already held in treasury by Aegon N.V. or held by its subsidiaries, may not exceed, in the aggregate, 50% of the issued share capital. Such purchase may be made only upon authorization by the general meeting of shareholders, which authorization is valid for a maximum of eighteen months and must include the number of shares to be acquired, the way in which they may be acquired and the minimum and maximum purchase price. In addition, the approval of the Aegon N.V. Supervisory Board shall be required for any such acquisition. At the general meeting of shareholders held on May 17, 2019, the shareholders authorized the Aegon N.V. Executive Board for a period of eighteen months to acquire shares not exceeding 10% of Aegon N.V.’s total issued capital at a price not higher than 10% above the actual market value of the shares immediately prior to the acquisition. The actual market value of common shares B will be one-fortieth (1/40) of the actual market value of common shares.

Certificates for Common Stock and their Transfer

Certificates evidencing Aegon N.V. common shares are issuable, upon a resolution of the Aegon N.V. Executive Board, only in registered form. Certificates issued by the New York registrar are printed in the English language. New York Shares may be held by residents as well as non-residents of the Netherlands. Only New York Shares may be traded on the New York Stock Exchange. New York Shares may be transferred by Aegon N.V.’s New York transfer agent by surrendering the New York Share certificate(s) with a completed Stock Power Medallion Guarantee. Upon surrender, Aegon N.V.’s New York transfer agent, will note the transfer of the surrendered New York Shares and issue a New York Share Certificate registered in the name of the new owner.

Aegon Annual Report on Form 20-F 2019